Exhibit 99.1

NEWS

 (XLG)

FOR IMMEDIATE RELEASE:	July 22, 2003

Contact:	Graham R. Bullick, Ph.D., President, Price Legacy Corporation.
Excel Centre, 17140 Bernardo Center Drive, Suite 300, San Diego, CA 92128 (858) 675-9400

PRICE LEGACY ANNOUNCES DECLARATORY RELIEF ACTION
BY SERIES A DIRECTORS REGARDING VOTING RIGHTS

San Diego, CA. (July 22, 2003) — Price Legacy Corporation (AMEX: XLG) announced today that a lawsuit has been filed by four members of Price Legacy’s Board of Directors elected by holders of its Series A preferred stock against a director of Price Legacy elected by Warburg, Pincus Equity Partners, L.P., a significant holder of Price Legacy’s Series B preferred stock.  The lawsuit seeks a declaration that the plaintiff directors are not required to vote with respect to a proposed redemption of Price Legacy’s Series A preferred stock in a manner that that would be detrimental to the interests of holders of Series A preferred stock and are entitled to vote in a manner that reflects and supports those interests rather than prefer the interests of other classes of Price Legacy’s equity securities.  The plaintiff directors also seek a declaration that their ownership of shares of Series A preferred stock does not disqualify them from considering, voting or otherwise acting on matters affecting the holders of Series A preferred stock, including the redemption of that stock.  Price Legacy is not a party to the lawsuit.

Price Legacy acquires, operates, develops and sells open-air shopping centers nationwide. The company manages its properties through regional offices located in Arizona, California, Florida, Utah and Virginia. Price Legacy has its corporate offices in San Diego, California, is organized as a REIT and has a taxable REIT subsidiary, Excel Legacy Holdings Inc.  Price Legacy is committed to providing an environment of stability and growth for its shareholders and tenants.  For more information on Price Legacy, visit the company’s Web site at www.PriceLegacy.com.

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Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of Price Legacy to differ materially from historical results or from any results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include changes in general economic conditions, real estate conditions, competition, litigation, financial performance of Price Legacy’s properties, joint ventures and investments, and environmental and other liabilities. The company refers you to the documents it files from time to time with the Securities and Exchange Commission available through the company’s website at www.PriceLegacy.com, which discuss these and other factors that could adversely affect the company’s results. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Price Legacy undertakes no obligation to update publicly or revise any forward-looking statements.